                              SUN BANCSHARES, INC.
                UNANIMOUS WRITTEN CONSENT OF THE SOLE SHAREHOLDER

         The undersigned, being the sole shareholder of Sun Bancshares, Inc., a South Carolina corporation (the "Company"), does hereby consent and agree to the adoption of the following resolution, pursuant to Section 33-7-104 of the South Carolina Business Corporation Act of 1988, as if the same had been done at a meeting of the Shareholders duly called and held, and waive any required notice in connection therewith:

         ...

         RESOLVED, that the fourth paragraph under Section 3.11 "Vacancies" of the Bylaws shall by deleted from said Bylaws and replaced with the following paragraph:

         3.11 VACANCIES.
         ...

          "The term of a director elected by the board of directors to fill a vacancy expires at the next shareholders' meeting at which directors are elected. The term of a director elected by the shareholders to fill a vacancy expires at the next shareholders' meeting at which directors of the same Class are elected. However, if a director's term expires, the director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors."

         ...

Dated September 25, 2000

                                             SOLE SHAREHOLDER:


                                             /s/ Dalton B. Floyd, Jr.
                                             -----------------------------------
                                             Dalton B. Floyd, Jr.